CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2019
FIRST INSTRUMENT OF AMENDMENT
Recitals:
1.    Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Retirement Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2019.
2.    Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan to reflect the requirements of the Further Consolidated Appropriations Act, 2020, § Division O - Setting Every Community Up for Retirement Enhancement Act of 2019 (SECURE).
3.    The Company also wishes to modify the eligibility requirements and entry dates for participation.
4.    Article 12.01 of the Plan permits the Company to amend the Plan at any time and from time to time.
5.    Article 12.02 authorizes the Curtiss-Wright Corporation Administrative Committee to adopt Plan amendments on behalf of the Company.
Amendments to the Plan
1.Notwithstanding any provision of the Plan to the contrary, effective January 1, 2022, Article 2.01 is amended by adding the following paragraph (j) at the end thereof:
(j)     Notwithstanding the first paragraph of paragraph (a), effective January 1, 2022, any nonrepresented Employee shall be eligible to participate in the Plan as of the first January 1 or July 1 that follows the date the he attains age 21 and completes his Year of Eligibility Service, provided that he then satisfies the eligibility conditions of this Article 2.01.
2.Notwithstanding any provision of the Plan to the contrary, effective January 1, 2020, Article 7.03(b)(iv) of the Plan is amended by adding the following paragraph at the end of paragraph (D) thereof:
Notwithstanding anything in Article 7.03(b)(iv) or any separate instrument representing a component part of the Plan to the contrary, the required beginning date for required minimum distributions required to be made on and after January 1,

2020 for Participants who attain age 70½ after such date is determined by substituting age 72 for age 70½ in each place such age appears. For purposes of determining a Participant’s required beginning date, a Participant will be treated as a more than 5-percent owner if he or she was a 5-percent owner (as defined in Section 416 of the Code) as to the Plan Year ending in the calendar year the Participant attains age 72.

3.Notwithstanding any provision of the Plan to the contrary, effective January 1, 2020, Article 8.04 of the Plan is amended by adding the following Article 8.04(d) at the end thereof:
Notwithstanding anything in Article 8.04 or any separate instrument representing a component part of the Plan to the contrary, if the Participant dies before distribution of his interest in the Plan has commenced, if the designated Beneficiary is the Participant's surviving Spouse, the date on which the distributions are required to begin shall not be earlier than the date on which the Participant would have attained the Participant’s required beginning date as defined in Article 7.03(b)(iv)(D).

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this 17th day of September, 2021.

    Curtiss-Wright Corporation
    Administrative Committee

    By: ___________________________________
Robert F. Freda

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